Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2023 Results

•	Solid asset quality with the ratio of non-performing assets to total assets of 0.11% as of June 30, 2023.

•	Strong liquidity position with $87.66 million in cash balances and access to liquidity totaling more than $1 billion as of June 30, 2023.

•	The Company’s tier one leverage and risk-based capital ratios were 11.69% and 28.93%, respectively, and the Company is considered to be “well-capitalized” at June 30, 2023.

•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 55th consecutive quarterly dividend.

Honolulu, Hawaii, July 28, 2023- Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $1.50 million, or $0.17 per diluted share, for the three months ended June 30, 2023.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on August 25, 2023, to stockholders of record as of August 11, 2023.

“Our financial results continue to be impacted by the record pace and level of increases in short-term interest rates over the last 15 months,” said Allan Kitagawa, Chairman and Chief Executive Officer. “The efforts by the Federal Reserve to rein in inflation by increasing short-term interest rates over the past six quarters to historically high levels, has put increased pressure on our net interest margins as lower cost transactional deposit and savings accounts have migrated to higher cost time deposits. We expect our net interest margin to continue to decline for the remainder of 2023. Despite these challenges, we have enhanced our liquidity levels, continued to seek ways to retain and grow deposits through promotional campaigns, and focused on maintaining our lending base. Throughout all of this, we have been able to maintain our strong capital levels, which are well above regulatory required levels, our asset quality remains solid, and we continue to have ample liquidity.”

Interest Income

The Federal Reserve Bank has increased short-term interest rates by 475 basis points since March 2022, which has increased the Company’s cost of funds. This coupled with the inverted yield curve where longer term rates are not sufficiently higher than funding costs, have made the Company’s conservative business model challenging to fulfill its mission to continue to help its customers achieve homeownership. This has led to continued pressure on the Company’s net interest margin in the second quarter. To mitigate the impact of a lower net interest margin, the Company continues to focus on reducing expenses while being mindful of preserving the strength of its underwriting standards and policies. Net interest income decreased by $2.98 million to $11.09 million for the three months ended June 30, 2023, from $14.07 million for the three months ended June 30, 2022. Total interest income was $17.29 million for the three months ended June 30, 2023, compared to $15.37 million for the three months ended June 30, 2022. The $1.92 million increase in total interest income was primarily due to an $803,000 increase in interest earned on other investments, a $597,000 increase in interest earned on investment securities, and a $521,000 increase in interest earned on loans. Interest income on other investments rose by $803,000 from $267,000 for the three months ended June 30, 2022, to $1.07 million for the three months ended June 30, 2023. The increase in interest income on other investments is primarily due to a 328 basis point increase in the interest rate paid on cash balances at the Federal Reserve Bank. The increase in interest income on investment securities resulted from a $28.70 million increase in the average securities balance together with a 24 basis point increase in the average securities yield. The increase in interest income on loans resulted from a $9.52 million increase in the average loan balance together with a 13 basis point increase in the average loan yield.

Interest Expense and Provision for Credit Losses

As the result of the increases in short-term interest rates, total interest expense increased by $4.90 million to $6.20 million for the three months ended June 30, 2023, from $1.30 million for the three months ended June 30, 2022. Interest expense on deposits increased by $3.59 million to $4.32 million for the three months ended June 30, 2023, from $738,000 for the three months ended June 30, 2022. The increase in interest expense on deposits was primarily due to an increase in interest expense on certificates of deposit (CD). Interest expense on CDs rose by $3.31 million from $512,000 for the three months ended June 30, 2022, to $3.82 million for the three months ended June 30, 2023. The increase in interest expense was primarily due to a 252 basis point increase in the average cost of CDs and a $200.81 million increase in the average CD balance. The increase in the average cost of CDs occurred as interest rates were raised in response to the increase in market interest rates. The increase in the average balance of CDs occurred as customers transferred balances from lower rate savings accounts to higher rate CDs. Interest expense on Federal Home Loan Bank (FHLB) advances rose from $516,000 for the three months ended June 30, 2022, to $1.83 million for the three months ended June 30, 2023. The increase in interest expense on FHLB advances rose primarily because of a 134 basis point increase in the average cost of advances and a $120.39 million increase in the average advance balance. To enhance the Company’s liquidity and to fund deposit withdrawals, additional FHLB advances were obtained in 2023.

The Company recorded $212,000 of credit loss provisions in the three months ended June 30, 2023. The Company reversed $326,000 of credit loss provisions in the three months ended June 30, 2022. In 2023, the Company adopted the current expected credit loss accounting standard to calculate its allowance for credit losses.  The increase in the credit loss provision for the three months ended June 30, 2023, is primarily due to a decrease in forecasted prepayments and recoveries in the real estate portfolio, which increased the expected future losses on real estate loans.

Noninterest Income

Noninterest income was $690,000 for the three months ended June 30, 2023, compared to $800,000 for the three months ended June 30, 2022. Other non-interest income decreased by $126,000 to $60,000 for the three months ended June 30, 2023, from $186,000 for the three months ended June 30, 2022, primarily due to interest received on a bank-owned life insurance recovery in the three months ended June 30, 2022.

Noninterest Expense

Noninterest expense decreased to $9.51 million for the three months ended June 30, 2023, compared to $9.57 million for the three months ended June 30, 2022. Salaries and employee benefits decreased by $249,000 to $5.14 million for the three months ended June 30, 2023, from $5.39 million for the three months ended June 30, 2022. The reduction in salaries and employee benefits is due to decreases in stock benefit plan expenses and deferred compensation accruals. Occupancy expenses rose from $1.65 million for the three months ended June 30, 2022, to $1.76 million for the three months ended June 30, 2023, primarily because of an increase in repair and maintenance expenses. Federal deposit insurance premium expense rose from $143,000 for the three months ended June 30, 2022, to $246,000 for the three months ended June 30, 2023, because of an increase in the FDIC insurance premium rate.

Income Taxes

Income tax expense for the three months ended June 30, 2023, was $563,000 with an effective tax rate of 27.33% compared to $1.51 million with an effective tax rate of 26.91% for the three months ended June 30, 2022. The decrease in income tax expense was primarily due to a $3.56 million decrease in income before income taxes during the three months ended June 30, 2023, compared to the three months ended June 30, 2022.

Balance Sheet

Total assets were $2.22 billion at June 30, 2023 and $2.17 billion at December 31, 2022. Loans receivable increased by $10.42 million and was $1.31 billion at June 30, 2023 and $1.29 billion at December 31, 2022. The increase in loans receivable occurred as new loan originations exceeded loan repayments and sales. Investment securities, including available for sale securities, decreased by $12.56 million to $726.04 million at June 30, 2023 from $738.59 million at December 31, 2022. The decrease in investment securities occurred because of principal repayments on mortgage-backed securities. Cash and cash equivalents increased by $47.11 million to $87.66 million at June 30, 2023 from $40.55 million at December 31, 2022. The increase in cash and cash equivalents occurred as the Company obtained additional advances from the Federal Home Loan Bank to enhance its liquidity.

Deposits decreased by $70.44 million from $1.72 billion at December 31, 2022 to $1.65 billion at June 30, 2023. The decrease in deposits included a planned decrease of $13.78 million in CDs from state and local governments. The remaining $56.66 million decrease in retail deposits occurred as customers sought higher interest rates on their deposits than what the Company pays. As of June 30, 2023, 85% of total deposits are FDIC insured or fully collateralized. FHLB advances increased by $125.00 million to $266.00 million at June 30, 2023 from $141.00 million at December 31, 2022. The proceeds from the advances were used to enhance liquidity and to fund deposit withdrawals. Total stockholders’ equity decreased to $250.63 million at June 30, 2023 from $256.55 million at December 31, 2022. The decrease in stockholders’ equity occurred primarily because the Company’s dividends paid to shareholders, share repurchases, and the impact to retained earnings from the adoption of the current expected credit loss (CECL) standard to calculate its allowance for credit losses exceeded the Company’s net income.

Capital Management

The Company is in its twelfth share repurchase program and repurchased 162,143 shares during the three months ending June 30, 2023. Through June 30, 2023, the Company has repurchased 4,396,055 shares through all of its share repurchase programs. The shares repurchased represent 35.94% of the total shares issued in its initial public offering.

Asset Quality

Credit quality continues to be extremely important and we adhere to our strict underwriting standards. The Company had $1.02 million in delinquent mortgage loans 90 days or more past due at June 30, 2023, compared to $559,000 at December 31, 2022. Non-performing assets totaled $2.35 million at June 30, 2023, compared to $2.30 million at December 31, 2022. The ratio of non-performing assets to total assets was 0.11% at June 30, 2023 and December 31, 2022. The allowance for credit losses at June 30, 2023 was $5.26 million and represented 0.40% of total loans, compared to $2.03 million and 0.16% of total loans as of December 31, 2022. The increase in the ratio of allowance for credit losses to total loans occurred when the Company adopted the CECL accounting standard to calculate its allowance for credit losses on January 1, 2023. Upon adoption of the standard, the Company recorded a $3.16 million increase to its allowance for credit losses. The ratio of the allowance for credit losses to non-performing loans rose to 224.20% at June 30, 2023, compared to 88.31% at December 31, 2022 as a result of the increase in the allowance for credit losses.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Interest income:
Loans	$11,697	$11,176	$23,151	$22,533
Investment securities	4,525	3,928	9,065	7,351
Other investments	1,070	267	1,797	443
Total interest income	17,292	15,371	34,013	30,327

Interest expense:
Deposits	4,323	738	7,853	1,335
Advances from the Federal Home Loan Bank	1,832	516	2,886	1,027
Securities sold under agreements to repurchase	45	47	91	91
Total interest expense	6,200	1,301	10,830	2,453

Net interest income	11,092	14,070	23,183	27,874
Provision (reversal of provision) for credit/loan losses	212	(326)	112	(494)

Net interest income after provision (reversal of provision) for credit/loan losses	10,880	14,396	23,071	28,368

Noninterest income:
Service and other fees	414	412	724	753
Income on bank-owned life insurance	207	194	410	391
Net gain (loss) on sale of loans	9	(21)	10	(3)
Other	60	186	135	1,283
Total noninterest income	690	771	1,279	2,424

Noninterest expense:
Salaries and employee benefits	5,143	5,392	10,547	11,005
Occupancy	1,759	1,648	3,382	3,242
Equipment	1,303	1,236	2,615	2,432
Federal deposit insurance premiums	246	143	491	284
Other general and administrative expenses	1,059	1,125	2,088	2,179
Total noninterest expense	9,510	9,544	19,123	19,142

Income before income taxes	2,060	5,623	5,227	11,650
Income taxes	563	1,513	1,414	2,830
Net income	$1,497	$4,110	3,813	$8,820

Basic earnings per share	$0.17	$0.46	$0.44	$0.98
Diluted earnings per share	$0.17	$0.46	$0.43	$0.98
Cash dividends paid per common share	$0.23	$0.23	$0.46	$0.46
Basic weighted-average shares outstanding	8,620,643	8,876,691	8,697,213	8,928,127
Diluted weighted-average shares outstanding	8,658,927	8,927,173	8,740,699	8,977,834

Territorial Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$87,660	$40,553
Investment securities available for sale, at fair value	20,455	20,821
Investment securities held to maturity, at amortized cost (fair value of $580,714 and $591,084 at June 30, 2023 and December 31, 2022, respectively)	705,584	717,773
Loans receivable	1,310,446	1,296,796
Allowance for credit/loan losses	(5,262)	(2,032)
Loans receivable, net of allowance for credit/loan losses	1,305,184	1,294,764
Federal Home Loan Bank stock, at cost	13,244	8,197
Federal Reserve Bank stock, at cost	3,176	3,170
Accrued interest receivable	5,967	6,115
Premises and equipment, net	7,260	7,599
Right-of-use asset, net	13,577	14,498
Bank-owned life insurance	48,193	47,783
Deferred income tax assets, net	2,430	1,643
Prepaid expenses and other assets	6,469	6,676
Total assets	$2,219,199	$2,169,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,645,711	$1,716,152
Advances from the Federal Home Loan Bank	266,000	141,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	24,161	24,180
Lease liability	15,321	15,295
Income taxes payable	1,500	838
Advance payments by borrowers for taxes and insurance	5,872	5,577
Total liabilities	1,968,565	1,913,042

Stockholders' Equity:

Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 8,848,511 and 9,071,076 shares as of June 30, 2023 and December 31, 2022, respectively	88	91
Additional paid-in capital	48,110	51,825
Unearned ESOP shares	(2,691)	(2,936)
Retained earnings	212,848	215,314
Accumulated other comprehensive loss	(7,721)	(7,744)
Total stockholders’ equity	250,634	256,550
Total liabilities and stockholders’ equity	$2,219,199	$2,169,592

Territorial Bancorp Inc. and Subsidiaries
Selected Financial Data (Unaudited)

	Three Months Ended
	June 30,
	2023	2022
Performance Ratios (annualized):
Return on average assets	0.27%	0.76%
Return on average equity	2.37%	6.39%
Net interest margin on average interest earning assets	2.09%	2.72%
Efficiency ratio (1)	80.72%	64.38%

	At	At
	June	December
	30, 2023	31, 2022
Selected Balance Sheet Data:
Book value per share (2)	$28.32	$28.28
Stockholders' equity to total assets	11.29%	11.83%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$1,018	$559
Non-performing assets (3)	$2,347	$2,301
Allowance for credit losses	$5,262	$2,032
Non-performing assets to total assets	0.11%	0.11%
Allowance for credit losses to total loans	0.40%	0.16%
Allowance for credit losses to non-performing assets	224.20%	88.31%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs